SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-15967

                           EFI Electronics Corporation
                           ---------------------------
             (Exact name of registrant as specified in its charter)

                              1751 South 4800 West
                           Salt Lake City, Utah 84104
                                  801/977-3459
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                         Common Stock, par value $.0001
                         ------------------------------
                        per share (Title of each class of
                        securities covered by this Form)

None
--------------------------------------------------------------------------------

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(i)   [X]
                Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(1)(ii)  [ ]
                Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(i)   [ ]
                Rule 12g-4(a)(2)(ii)  [ ]          Rule 12h-3(b)(2)(ii)  [ ]
                                                   Rule 15d-6            [ ]

         Approximate number of holders of record as of the certification or notice date: None (A subsidiary of Square D Company has been merged into EFI Electronics Corporation and all outstanding EFI shares of Common Stock have been converted into the right to receive $1.50 per share.).

         Pursuant to the requirements of the Securities Exchange Act of 1934, EFI Electronics Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


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DATE:  May 24, 2000           By:      /s/ Howard E. Japlon
                                       --------------------
                                           Howard E. Japlon
                                           Secretary
                                           EFI Electronics Corporation